Exhibit 5.1

7 November 2016	Our Ref: RDL/RP/cb/G2550-136733

Global Indemnity Limited

Walkers Corporate Limited

27 Hospital Road

George Town

Grand Cayman, KY1-9008

Cayman Islands

Dear Sirs

GLOBAL INDEMNITY LIMITED

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the filing by the Company of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the United States Securities Act of 1934, as amended (the “Act”), of certain A Ordinary Shares in the capital of the Company, with a par value of US$0.0001 each (the “Shares”) issued pursuant to a scheme of arrangement under sections 449 to 455 of the Companies Act 2014 of Ireland (the “Scheme”) proposed to be prosecuted by Global Indemnity plc, an Irish company, and issuable pursuant to a Share Incentive Plan dated 11 June 2014 and amended and restated on 7 November 2016, an Annual Incentive Awards Program (the “AIP”) and a Share Incentive Plan (which plan expired pursuant to its terms on September 5, 2013 (together, the “Plans”).

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	Upon the issue of the Shares (by the entry of the name of the registered owner in the register of members of the Company confirming that such Shares have been issued, credited as fully paid) in accordance with the Memorandum and Articles of Association of the Company, such Shares will be validly issued, fully paid and non-assessable.

15452641.1 G2550.136733

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T  +1 345 949 0100  F  +1 345 949 7886 www.walkersglobal.com

WALKERS	Page 2

The foregoing opinions are given based on the assumptions set out at 1 and 2 below and subject to the qualification set out at 3 below.

1.	The originals of any documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon are genuine. The signatures and initials on such documents are those of a person or persons given power to execute such documents. All copies are complete and conform to their originals. The documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

2.	The Memorandum and Articles of Association of the Company reviewed by us are the memorandum and articles of association of the Company in force at the date hereof.

3.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year and having regard to any grace periods permitted under the Companies Law (as amended) of the Caymans Islands.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any and all references to our name in the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Act, or that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS

15452641.1 G2550.136733

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS

1.	The Certificate of Incorporation dated 9 February 2016 and the Certificate of Incorporation on Change of Name dated 21 March 2016.

2.	Certified copies of the amended and restated memorandum and articles of association of the Company adopted by special resolution on 4 November 2016 (the “Memorandum and Articles of Association”).

3.	A Certificate of Good Standing in relation to the Company dated 4 November 2016 issued by the Registrar of Companies in the Cayman Islands.

4.	A copy of the Registration Statement on Form S-8 (File No.s 333-125175, 333-122569 and 333-115178) filed on or about the date hereof by the Company with the SEC registering the Shares under the Act (as filed and amended, the “Registration Statement”).

5.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated 30 September 2016 (the “Minutes”).

6.	A copy of the Scheme, sanctioned by the Irish High Court on 21 October 2016.

7.	Copies of the Plans.

15452641.1 G2550.136733